EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus constituting part of this Registration Statement on Post-Effective Amendment Number 7 to Form S-1 of our report dated March 22, 2005 on the financial statements of Campbell Alternative Asset Trust as of December 31, 2004 and for the years ended December 31, 2004 and 2003 and our report dated April 11, 2006 on the consolidated balance sheet of Campbell & Company, Inc. as of December 31, 2005, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading “Experts” in the Prospectus.

/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Hunt Valley, Maryland
September 5, 2006